Pricing Supplement

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015,

prospectus addendum dated January 1, 2016 and

prospectus dated July 31, 2015

Pricing Supplement No. 2654B Registration Statement No. 333-206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement, prospectus addendum and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 26, 2016

Structured Investments	Deutsche Bank AG $ Capped Return Enhanced Notes Linked to the Tokyo Stock Price Index and the Japanese Yen due February 7, 2017

General

•	The notes are designed for investors who seek a return at maturity of two times the potential positive performance (if any) of the Tokyo Stock Price Index (the “Index”) adjusted for its exposure to the performance of the Japanese yen (the “Underlying Currency”) relative to the U.S. Dollar (the “Reference Currency”), subject to a Maximum Return of 18.60%. However, if the Final Level is less than the Initial Level, for each $1,000 Face Amount of notes, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the Final Level is less than the Initial Level. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 7, 2017

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The notes are expected to price on or about February 2, 2016 (the “Trade Date”) and are expected to settle on or about February 5, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Index:	Tokyo Stock Price Index (Ticker: TPX)
Underlying Currency:	Japanese yen (JPY)
Reference Currency:	U.S. Dollar (USD)
Issue Price:	100% of the Face Amount
Payment at Maturity:	• If the Final Level is greater than the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)
• If the Final Level is equal to the Initial Level, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of notes.
• If the Final Level is less than the Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of notes calculated as follows:
$1,000 + ($1,000 x Underlying Return)
If the Final Level is less than the Initial Level, you will be fully exposed to the negative Underlying Return and, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement, page 2 of the accompanying prospectus addendum and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.

The Issuer’s estimated value of the notes on the Trade Date is approximately $965.10 to $985.10 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page 2 of this pricing supplement for additional information.

By acquiring the notes, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page 3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$	$	$

(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes.

(2) Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

February     , 2016

(Key Terms continued from previous page)
Upside Leverage Factor:	2.00
Maximum Return:	18.60%. The actual Maximum Return on the notes will be determined on the Trade Date and will not be less than 18.60%. Accordingly, the maximum Payment at Maturity will not be less than $1,186.00 per $1,000 Face Amount of notes.
Underlying Return:	The performance of the Index, adjusted for its exposure to the performance of the Underlying Currency relative to the Reference Currency, calculated as follows:
Final Level – Initial Level Initial Level
The Underlying Return may be positive, zero or negative.
Initial Level:	The closing level of the Index on the Trade Date, divided by the Initial Spot Rate
Final Level:	The arithmetic average of the closing levels of the Index on each of the five Averaging Dates, divided by the Final Spot Rate
Initial Spot Rate:	The Spot Rate on the Trade Date
Final Spot Rate:	The arithmetic average of the Spot Rates on each of the five Averaging Dates
Spot Rate:

The Spot Rate will be the United States dollar/Japanese yen mid-spot rate at approximately 4:00 p.m., London time, expressed as the number of Japanese yen per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters page “WMRSPOT12” or any successor page on the relevant date of calculation.

A higher Spot Rate indicates a weakening of the Japanese yen relative to the U.S. dollar, while a lower Spot Rate indicates a strengthening of the Japanese yen relative to the U.S. dollar.

Without limitation and in addition to the provisions set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, if the Spot Rate is unavailable (or is published in error), the Spot Rate may be selected by the calculation agent in good faith and in a commercially reasonable manner and/or the relevant Averaging Dates may be postponed by up to five trading days.

Trade Date[2]:	February 2, 2016
Settlement Date[2]:	February 5, 2016
Averaging Dates[1,2]:	January 27, 2017, January 30, 2017, January 31, 2017. February 1, 2017 and February 2, 2017
Maturity Date[1,2]:	February 7, 2017
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	25152RZY2 / US25152RZY25

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Averaging Dates and Maturity Date may be changed so that the stated term of the notes remains the same.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure (as defined below) by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “agent”) for, agree not to initiate a suit against the trustee and the relevant agent in respect of, and agree that neither the trustee nor the relevant agent will be liable for, any action that the trustee or the relevant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the relevant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part, the prospectus addendum dated January 1, 2016 and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus addendum dated January 1, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Are the Possible Payments on the Notes at Maturity, Assuming a Range of Hypothetical Performances for the Index adjusted for its exposure to the Underlying Currency relative to the Reference Currency?

The following table illustrates a range of hypothetical payments at maturity on the notes. The table and the hypothetical examples below assume a Maximum Return on the notes of 18.60%, a hypothetical Initial Level of 15.00 (the quotient of a hypothetical Index closing level on the Trade Date of 1,500.00 divided by a hypothetical Initial Spot Rate of 100.00) and reflect the Upside Leverage Factor of 2.00. The actual Initial Level, Initial Spot Rate and Maximum Return will be determined on the Trade Date. The table and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the notes will be based on the Underlying Return, determined using the closing levels of the Index and the Spot Rates on the specified Averaging Dates. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Underlying Return (%)	Hypothetical Return on the Notes (%)	Hypothetical Payment at Maturity ($)
100.00%	18.60%	$1,186.00
90.00%	18.60%	$1,186.00
80.00%	18.60%	$1,186.00
70.00%	18.60%	$1,186.00
60.00%	18.60%	$1,186.00
50.00%	18.60%	$1,186.00
40.00%	18.60%	$1,186.00
30.00%	18.60%	$1,186.00
20.00%	18.60%	$1,186.00
10.00%	18.60%	$1,186.00
9.30%	18.60%	$1,186.00
5.00%	10.00%	$1,100.00
2.50%	5.00%	$1,050.00
0.00%	0.00%	$1,000.00
-5.00%	-5.00%	$950.00
-10.00%	-10.00%	$900.00
-20.00%	-20.00%	$800.00
-30.00%	-30.00%	$700.00
-40.00%	-40.00%	$600.00
-50.00%	-50.00%	$500.00
-60.00%	-60.00%	$400.00
-70.00%	-70.00%	$300.00
-80.00%	-80.00%	$200.00
-90.00%	-90.00%	$100.00
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the notes at maturity set forth in the table above are calculated.

Example 1: The closing level of the Index has increased by 50.00% from 1,500.00 on the Trade Date to 2,250.00 on the Final Valuation Date and the Underlying Currency has weakened relative to the U.S. dollar by 15.38% from 100.00 on the Trade Date to 115.38 on the Final Valuation Date. As a result, the Final Level is greater than the Initial Level, resulting in an Underlying Return of 30.00%. Because the Final Level is greater than the Initial Level and the product of the Underlying Return of 30.00% and the Upside Leverage Factor is greater than the Maximum Return, the investor receives the Maximum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,186.00 per $1,000 Face Amount of notes, calculated as follows:

Underlying Return =	(2,250.00/115.38) – (1,500.00/100.00) (1,500.00/100.00)	= 30.00%

Payment at Maturity =	$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)	= $1,186.00
$1,000 + ($1,000 x 18.60%)

Example 2: The closing level of the Index has increased by 5.00% from 1,500.00 on the Trade Date to 1,575.00 on the Final Valuation Date and the Underlying Currency has strengthened relative to the U.S. dollar by 0.94% from 100.00 on the Trade Date to 99.06 on the Final Valuation Date. As a result, the Final Level is greater than the Initial Level, resulting in an Underlying Return of 6.00%. Because the Final Level is greater than the Initial Level and the product of the Underlying Return of 6.00% and the Upside Leverage Factor is less than the Maximum Return, the investor receives a Payment at Maturity of $1,120.00 per $1,000 Face Amount of notes, calculated as follows:

Underlying Return =	(1,575.00/99.06) – (1,500.00/100.00) (1,500.00/100.00)	= 6.00%

Payment at Maturity =	$1,000 + ($1,000 x the lesser of (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return) $1,000 + ($1,000 x 6.00% x 2.00)	= $1,120.00

Example 3: The closing level of the Index has decreased by 5.00% from 1,500.00 on the Trade Date to 1,425.00 on the Final Valuation Date and the Underlying Currency has strengthened relative to the U.S. dollar by 5.00% from 100.00 on the Trade Date to 95.00 on the Final Valuation Date. As a result, the Final Level is equal to the Initial Level, resulting in an Underlying Return of 0.00%. Because the Final Level is equal to the Initial Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Underlying Return =	(1,425.00/95.00) – (1,500.00/100.00) (1,500.00/100.00)	= 0.00%

Payment at Maturity =	$1,000 + ($1,000 x Underlying Return) $1,000 + ($1,000 x 0.00%)	= $1,000.00

Example 4: The closing level of the Index has decreased by 30.00% from 1,500.00 on the Trade Date to 1,050.00 on the Final Valuation Date and the Underlying Currency has weakened relative to the U.S. dollar by 40.00% from 100.00 on the Trade Date to 140.00 on the Final Valuation Date. As a result, the Final Level is less than the Initial Level, resulting in an Underlying Return of -50.00%. Because the Final Level is less than the Initial Level, the Underlying Return is negative and the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

Underlying Return =	(1,050.00/140.00) – (1,500.00 /100.00) (1,500.00/100.00)	= –50.00%

Payment at Maturity =	$1,000 + ($1,000 x Underlying Return) $1,000 + ($1,000 x -50.00%)	= $500.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes are linked to the performance of the Index, adjusted for its exposure to the performance of the Japanese yen relative to the U.S. dollar, and provide the opportunity to enhance returns by multiplying a positive Underlying Return by the Upside Leverage Factor of 2.00, subject to the Maximum Return on the notes of 18.60%, resulting in a maximum Payment at Maturity of $1,186.00 per $1,000 Face Amount of notes. The actual Maximum Return on the notes will be determined on the Trade Date and will not be less than 18.60%. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	FULL DOWNSIDE EXPOSURE — If the Final Level is less than the Initial Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this circumstance, you will lose some or all of your investment in the notes.

•	RETURN LINKED TO THE PERFORMANCE OF THE Tokyo Stock Price Index ADJUSTED FOR ITS EXPOSURE TO THE PERFORMANCE OF THE JAPANESE YEN RELATIVE TO THE U.S. DOLLAR — The return on the notes, which may be positive, zero or negative, is linked to the performance of the Tokyo Stock Price Index adjusted for its exposure to the performance of the Japanese yen relative to the U.S. dollar, as described herein. The Tokyo Stock Price Index consists of all domestic common stocks listed on the First Section of the Tokyo Stock

Exchange and measures changes in the aggregate market value of those stocks. Listings of stock on the First Section of the Tokyo Stock Exchange are typically limited to larger, longer established and more actively traded issues. The component stocks of the Tokyo Stock Exchange are determined based on market capitalization and liquidity. Review and selection of the component stocks is conducted semiannually, based on market data as of the base date for selection. This is only a summary of the Tokyo Stock Price Index. For more information on the Tokyo Stock Price Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Tokyo Stock Price Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

            You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the stocks composing the Index or the Underlying Currency. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Index adjusted for its exposure to the performance of the Japanese yen relative to the U.S. dollar, and will depend on whether, and the extent to which, the Underlying Return is positive, zero or negative. Your investment will be fully exposed to any decline in the level of the Index, adjusted for its exposure to the performance of the Japanese yen relative to the U.S. dollar, as measured from the Initial Level to the Final Level. If the level of the Index declines from its closing level on the Trade Date or if the Japanese yen weakens relative to the U.S. dollar, the Underlying Return and your return on the notes will be adversely affected. Furthermore, even if the level of the Index increases from its closing level on the Trade Date, if the increase in the level of the Index is not enough to offset any weakening of the Japanese yen relative to the U.S. dollar, the Underlying Return will still be negative and as a result you will lose some or all of your investment in the notes. Any payment on the notes is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE NOTES IS LIMITED — If the Final Level is greater than the Initial Level, for each $1,000 Face Amount of notes, you will receive at maturity the Face Amount plus an additional amount that will not exceed the product of the Maximum Return of 18.60% and $1,000 Face Amount of notes. Consequently, assuming the Maximum Return is determined on the Trade Date to be 18.60%, the maximum Payment at Maturity will be $1,186.00 per $1,000 Face Amount of notes, regardless of the increase in the level of the Index, which may be significant.

•	THE NOTES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union adopted the Bank Recovery and Resolution Directive establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Resolution Act, which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under the SRM Regulation. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling of the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the Issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the Issuer. This prioritization would also be given effect in a resolution proceeding with respect to the Issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the Issuer. In a resolution or German insolvency proceeding with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a resolution or German insolvency proceeding with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act, any and all claims against the trustee and the relevant agents for, agree not to initiate a suit against the trustee and the relevant agents in respect of, and agree that neither the trustee nor the relevant agents will be liable for, any action that the trustee or the relevant agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•	IF THE LEVEL OF THE INDEX CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Index adjusted by the performance of the Japanese yen relative to the U.S. dollar. Changes in the level of the Index, as adjusted by the performance of the Japanese yen relative to the U.S. dollar, may not result in comparable changes in the value of your notes.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

•	THE POTENTIAL CORRELATION BETWEEN THE INDEX AND THE EXCHANGE RATE BETWEEN THE JAPANESE YEN AND THE U.S. DOLLAR COULD ADVERSELY AFFECT THE VALUE OF THE NOTES —The return on the notes is linked to the performance of the Index adjusted by the performance of the Japanese yen relative to the U.S. dollar. There may be a high degree of correlation among the Index and the Japanese yen. Correlation is the extent to which the level of the Index and the exchange rate between the Japanese yen and the U.S. dollar could increase or decrease at the same time. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the Japanese economy than a different investment linked to more broadly diversified indices or currencies.

•	CHANGES IN THE LEVEL OF THE INDEX AND THE SPOT RATE OF THE JAPANESE YEN MAY OFFSET EACH OTHER — Changes in the level of the Index and the Spot Rate of the Japanese yen may not correlate with each other. As a result, at a time when the level of the Index increases, the value of the Japanese yen relative to the U.S. dollar may not appreciate as much or may weaken. Therefore, in calculating the Underlying Return, an increase in the level of the Index may be moderated, offset or more than offset by a decrease in the value of the Japanese yen relative to the U.S. dollar. Similarly, an increase in the value of the Japanese yen relative to the U.S. dollar may be moderated, offset or more than offset by a decrease in the level of the Index.

•	The INDEX Reflects the Price Return of the Stocks Composing the index, Not THEIR Total Return INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — The Index reflects the changes in the market prices of the stocks composing the Index. The Index is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY JAPANESE COMPANIES — The Index is composed of equity securities that are issued by Japanese companies. Because the component stocks trade on the First Section of the Tokyo Stock Exchange, the notes are also subject to the risks associated with Japanese securities markets. Generally, Japanese securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect Japanese securities markets differently than U.S. securities markets, which may adversely affect the level of the Index and the value of your notes. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by Japanese companies. There is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by Japanese companies may be adversely affected by political, economic, financial and social factors that may be unique to Japan. These factors include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of Japan), the presence, and extent, of cross shareholdings in Japanese companies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese securities and the possibility of fluctuations in the rate of exchange between the yen and the U.S. dollar. Moreover, certain aspects of the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE Sponsor OF The INDEX may adjust The INDEX in ways that affect the level of The INDEX, and has NO obligation to consider your interests — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of, and your return on, the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the performance of the Index is adjusted by the performance of the Japanese yen relative to the U.S. dollar, investors in the notes will be exposed to currency exchange rate risk with respect to the Japanese yen and the U.S. dollar. If the Japanese yen weakens relative to the U.S. dollar, the value of, and your return on, the notes will be adversely affected.

The exchange rate between the Japanese yen and the U.S. dollar may vary over time, and may vary considerably during the term of the notes. If the Japanese yen weakens relative to the U.S. dollar during the term of the notes, your return will be adversely affected. The relative values of the Japanese yen and the U.S. dollar are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rates;

•	political, civil or military unrest;

•	the balance of payments between the United States and Japan; and

•	the extent of governmental surpluses or deficits in the United States and Japan.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the United States, Japan and other countries important to international trade and finance. The exposure to currency exchange rate risk may result in reduced returns to the Index and have an adverse impact on the value of, and your return on, the notes.

•	CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile and in certain market conditions. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of a new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may adversely affect the performance of the Japanese yen relative to the U.S. dollar and, therefore, the value of, and your return on, the notes.

•	CURRENCY EXCHANGE RATE RISK CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, may affect the value of the Japanese yen relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Japanese yen relative to the U.S. dollar and, therefore, the value of the notes.

•	IF THE LIQUIDITY OF THE JAPANESE YEN IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on an Averaging Date would likely have an adverse effect on the Final Spot Rate and, therefore, on the return on your notes. Limited liquidity relating to the Japanese yen may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Underlying Return using its normal means. The resulting discretion by the calculation agent in determining the Spot Rate could, in turn, result in potential conflicts of interest.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN JAPANESE YEN MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rate between the Japanese yen and the U.S. dollar and, therefore, the value of the notes.

•	REGULATORY DEVELOPMENTS AND INVESTIGATIONS MAY RESULT IN CHANGES TO THE RULES OR METHODOLOGY USED TO DETERMINE THE SPOT RATE, WHICH MAY ADVERSELY AFFECT ANY PAYEMNT ON THE NOTES — The methodologies used to determine the value of certain “benchmarks,” such as the Spot Rate, are the subject of recent national, international and other regulatory guidance, proposals for reform and investigations. These reforms or changes made in response to these investigations may cause those benchmarks to perform differently than in the past and may have other consequences that cannot be predicted. In addition, market participants may elect not to continue to participate in the administration of certain benchmarks if these reforms and investigations increase the costs and risks associated with those activities, which could cause changes in the rules or methodologies used in certain benchmarks or lead to the disappearance of certain benchmarks. Any of these changes could adversely affect the Spot Rate, the value of the notes and any payment on the notes.

•	PAST PERFORMANCE OF THE INDEX AND THE JAPANESE YEN RELATIVE TO THE U.S. DOLLAR IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index and the Japanese yen relative to the U.S. dollar over the term of the notes may bear little relation to the historical closing levels of the Index and historical exchange rates between the Japanese yen and the U.S. dollar and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index or the Japanese yen relative to the U.S. dollar or whether the performance of the Index and/or the Japanese yen relative to the U.S. dollar will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Index has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Index and the Spot Rate for the Japanese yen relative to the U.S. dollar will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and the exchange rate between the Japanese yen and the U.S. dollar;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the stocks composing the Index;

•	the composition of the Index;

•	interest rates and yields in the market generally and in the markets of the Japanese yen and the U.S. dollar;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index, Japanese yen, U.S. dollars or the markets generally;

•	suspension or disruption of market trading of the Japanese yen or the U.S. dollar;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or our affiliates expect to hedge our exposure from the notes by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Index and/or the Japanese yen on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the Index or the Japanese yen relative to the U.S. dollar and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index or the Japanese yen. To the extent we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the level of the Index or the Japanese yen relative to the U.S. dollar and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE INDEX AND/OR THE JAPANESE YEN RELATIVE TO THE U.S. DOLLAR AND THE VALUE OF THE NOTES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Index and/or the performance of the Japanese yen relative to the U.S. dollar and the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Index and Underlying Currency to which the notes are linked.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The calculation agent also maintains some discretion as to how the calculations are made, in particular if the Spot Rate is not available (or is published in error) on an Averaging Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the notes.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or an Averaging Date could adversely affect the level of the Index or the performance of the Japanese yen relative to the U.S. dollar and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the Tokyo Stock Price Index based on its daily closing levels from January 29, 2011 through January 29, 2016 and the historical performance of the Japanese yen based on exchange rates between the Japanese yen and the U.S. dollar (expressed as the number of Japanese yen per one U.S. dollar) from January 29, 2011 through January 29, 2016. The closing level of the Index on January 29, 2016 was 1,432.07 and the exchange rate between the Japanese yen and the U.S. dollar on January 29, 2016 was 121.065. We obtained the historical closing levels of the Index and the historical exchange rates between the Japanese yen and the U.S. dollar below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The daily exchange rates between the Japanese yen and the U.S. dollar published by Bloomberg may differ from the Spot Rates. We will not use Bloomberg to determine the applicable Spot Rate.

The historical closing levels of the Index and the historical exchange rates between the Japanese yen and the U.S. dollar should not be taken as indications of future performance and no assurance can be given as to the closing level of the Index or the exchange rate between the Japanese yen and the U.S. dollar on any of the Averaging Dates. We cannot give you assurance that the performance of the Index or the Japanese yen relative to the U.S. dollar will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.